EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2024 Fourth Quarter Results

Fourth Quarter Comparable Sales Increased 5.9%
Fourth Quarter Gross Margin Increased 190 Basis Points to 36.2%
Fourth Quarter Earnings Per Share Improved to $0.78 from ($1.73)
First Quarter-To-Date Comparable Sales up 4.3%, Led by North America Up 6.4%
Board Approves New Stock Repurchase Authorization

LYNNWOOD, Wash., March 13, 2025 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the fourth quarter and year ended February 1, 2025.

Net sales for the fourth quarter ended February 1, 2025 (13 weeks) decreased 0.9% to $279.2 million from $281.8 million in the fourth quarter ended February 3, 2024 (14 weeks). Comparable sales for the thirteen weeks ended February 1, 2025 increased 5.9%. Net income in the fourth quarter of fiscal 2024 was $14.8 million, or $0.78 per share, compared to a net loss of $33.5 million, or $1.73 per share, in the fourth quarter of the prior fiscal year. Fiscal 2023 fourth quarter results reflect a goodwill impairment charge of $41.1 million, or $2.13 per share after-tax, related to the Company’s decision to slow store growth and focus on profitability in Europe and the corresponding impact on the future cash flow projections of its Blue Tomato business.

Total net sales for the twelve months (52 weeks) ended February 1, 2025, increased 1.6% to $889.2 million from $875.5 million reported for the twelve months (53 weeks) ended February 3, 2024. Comparable sales increased 4.0% for fifty-two weeks ended February 1, 2025. Net loss for fiscal 2024 was $1.7 million, or $0.09 per share. Net loss for fiscal 2023 inclusive of the $41.1 million goodwill impairment charge was $62.6 million, or $3.25 per share.

As of February 1, 2025, the Company had cash and current marketable securities of $147.6 million compared to cash and current marketable securities of $171.6 million as of February 3, 2024. The decrease was primarily driven by share repurchases and capital expenditures partially offset by cash flow from operations.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We delivered a substantial improvement in fourth quarter operating profitability driven by significant gross margin expansion and a meaningful reduction in operating expenses. Comparable sales increased by 5.9% led by North America and while choppy, represents continued progress in growing the top-line and bottom line. This unexpected choppiness is indicative of the environment we have been operating in for some time, and we expect it will continue. Our plan for 2025 is to stay the course and focus on executing the product and customer engagement initiatives that have fueled our third consecutive quarter of positive comps while staying nimble and financially flexible to deliver enhanced profitability. We have demonstrated our ability to navigate challenging cycles and emerge stronger and I am confident that Zumiez is on right course to repeat this accomplishment once again.”

Fiscal First Quarter-to-Date Sales
Total first quarter-to-date sales for the four weeks ended March 1, 2025 increased 1.7%, from the four weeks ended March 2, 2024. Comparable sales for the four weeks ended March 1, 2025 increased 4.3% from the four weeks ended March 2, 2024. From a regional perspective, comparable sales for North America increased 6.4% and other international comparable sales decreased 3.7%.

Fiscal 2025 First Quarter Outlook
The Company is introducing guidance for the three months ending May 3, 2025. Net sales are projected to be in the range of $179 to $183 million. Earnings per share are expected to be between a loss of $0.72 and a loss of $0.82.

The Company currently intends to open approximately 9 new stores in fiscal 2025, including up to 6 stores in North America, 2 stores in Europe and 1 store in Australia.

Stock Repurchase Authorization
On March 12, 2024, Zumiez Inc. approved the repurchase of up to an aggregate of $25 million of common stock. The repurchase program is expected to continue through March 31, 2026 unless the time period is extended or shortened by the Board of Directors.

Conference call Information
To access the conference call, please pre-register using this link (Registration Link) Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of March 1, 2025, we operated 729 stores, including 569 in the United States, 46 in Canada, 87 in Europe and 27 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	February 1,	% of	February 3,	% of
	2025	Sales	2024	Sales
	(Unaudited)		(Unaudited)
Net sales	$279,160	100.0%	281,822	100.0%
Cost of goods sold	178,127	63.8%	185,171	65.7%
Gross profit	101,033	36.2%	96,651	34.3%
Selling, general and administrative expenses	80,903	29.0%	129,436	45.9%
Operating profit (loss)	20,130	7.2%	(32,785)	-11.6%
Interest income, net	742	0.3%	941	0.3%
Other (expense) income , net	(915)	-0.3%	545	0.2%
Earnings (loss) before income taxes	19,957	7.2%	(31,299)	-11.1%
Provision for income taxes	5,203	1.9%	2,188	0.8%
Net income (loss)	$14,754	5.3%	$(33,487)	-11.9%
Basic earnings (loss) per share	$0.80		$(1.73)
Diluted earnings (loss) per share	$0.78		$(1.73)
Weighted average shares used in computation of earnings per share:
Basic	18,464		19,323
Diluted	18,806		19,323

	Fiscal Year Ended
	February 1,	% of	February 3,	% of
	2025	Sales	2024	Sales
	(Unaudited)
Net sales	$889,202	100.0%	$875,486	100.0%
Cost of goods sold	586,162	65.9%	594,596	67.9%
Gross profit	303,040	34.1%	280,890	32.1%
Selling, general and administrative expenses	301,090	33.9%	345,679	39.6%
Operating profit (loss)	1,950	0.2%	(64,789)	-7.4%
Interest income, net	4,205	0.5%	3,522	0.4%
Other expense, net	(2,078)	-0.2%	(611)	-0.1%
Earnings (loss) before income taxes	4,077	0.5%	(61,878)	-7.1%
Provision for income taxes	5,790	0.7%	732	0.1%
Net income	$(1,713)	-0.2%	$(62,610)	-7.2%
Basic earnings per share	$(0.09)		$(3.25)
Diluted earnings per share	$(0.09)		$(3.25)
Weighted average shares used in computation of earnings per share:
Basic	18,918		19,290
Diluted	18,918		19,290

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	February 1, 2025	February 3, 2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$112,668	$88,875
Marketable securities	34,890	82,704
Receivables	12,825	13,780
Inventories	146,648	128,827
Prepaid expenses and other current assets	15,354	12,401
Total current assets	322,385	326,587
Fixed assets, net	80,178	90,508
Operating lease right-of-use assets	183,235	196,775
Goodwill	15,258	15,374
Intangible assets, net	13,577	14,200
Deferred tax assets, net	8,684	8,623
Other long-term assets	11,564	12,159
Total long-term assets	312,496	337,639
Total assets	$634,881	$664,226

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$49,389	$38,885
Accrued payroll and payroll taxes	21,962	18,431
Operating lease liabilities	56,009	60,885
Other current liabilities	28,154	25,886
Total current liabilities	155,514	144,087
Long-term operating lease liabilities	143,812	159,877
Other long-term liabilities	6,578	7,052
Total long-term liabilities	150,390	166,929
Total liabilities	305,904	311,016

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000 shares authorized; 19,159 shares issued and outstanding at February 1, 2025 and 19,833 shares issued and outstanding at February 3, 2024	203,581	196,144
Accumulated other comprehensive loss	(23,778)	(19,027)
Retained earnings	149,174	176,093
Total shareholders’ equity	328,977	353,210
Total liabilities and shareholders’ equity	$634,881	$664,226

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Fiscal Year Ended
	February 1, 2025	February 3, 2024
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(1,713)	$(62,610)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	22,160	22,763
Noncash lease expense	64,415	68,164
Deferred taxes	(609)	(1,050)
Stock-based compensation expense	6,831	7,022
Impairment of goodwill and long-lived assets	1,473	43,904
Foreign currency transaction loss	2,145	25
Other	178	181
Changes in operating assets and liabilities:	-	-
Receivables	1,533	6,859
Inventories	(21,687)	5,809
Prepaid expenses and other assets	1,558	(1,817)
Trade accounts payable	11,698	(907)
Accrued payroll and payroll taxes	3,768	2,170
Income taxes payable	4,705	2,090
Operating lease liabilities	(73,564)	(78,983)
Other liabilities	(2,190)	1,135
Net cash provided by (used in) operating activities	20,701	14,755
Cash flows from investing activities:
Additions to fixed assets	(15,004)	(20,350)
Purchases of marketable securities and other investments	(2,980)	(38,348)
Sales and maturities of marketable securities and other investments	50,586	50,150
Net cash provided by (used in) investing activities	32,602	(8,548)
Cash flows from financing activities:
Proceeds from revolving credit facilities	3,220	49,440
Payments on revolving credit facilities	(3,220)	(49,440)
Proceeds from issuance and exercise of stock-based awards	606	704
Payments for tax withholdings on equity awards	—	—
Common stock repurchased	(25,206)	—
Net cash (used in) provided by financing activities	(24,600)	704
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,458)	(1,080)
Net change in cash, cash equivalents, and restricted cash	27,245	5,831
Cash, cash equivalents, and restricted cash, beginning of period	94,284	88,453
Cash, cash equivalents, and restricted cash, end of period	$121,529	$94,284
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$2,490	$2,065
Accrual for purchases of fixed assets	109	800

Company Contact:
Darin White
Vice President of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200